Exhibit 99.1

WEST PHARMACEUTICAL SERVICES, INC. SECOND QUARTER 2003 RESULTS

o Continued Sales Growth Produces Strong Earnings Increase

Lionville, PA, July 22, 2003 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced the results of operations for its second quarter and six month period ended June 30, 2003. The Company reported second quarter 2003 net income of $6.9 million, or $0.48 per share, compared to $5.3 million, or $0.37 per share, for the second quarter of 2002.

Second quarter 2003 results include pre-tax expenses of $3.7 million, or $0.17 per share after tax, associated with the January 29, 2003 fire at the Company’s Kinston, NC production facility. Second quarter 2002 results included $0.01 per share of income from discontinued operations. The Company believes that the comparison of period-to-period results of its ongoing business operations is aided by excluding those items from each period. Excluding those items, second quarter 2003 net income was $9.4 million, or $0.65 per share, compared to net income of $ 5.2 million, or $0.36 per share, in the same period of 2002. A reconciliation of GAAP to pro forma net income and earnings per share is included in the accompanying tables.

Sales grew 19% (9% of which was due to currency) to $126.4 million in the quarter, up from $106.5 million in the same period of 2002. Reported operating profit for the quarter was $10.8 million, compared to $9.8 million in the second quarter of 2002. Excluding costs associated with the 2003 Kinston casualty loss, operating profit was $14.5 million. Results for the quarter also include a $2.6 million increase in pension expense over the 2002 period, which was the result of lower returns on pension plan assets. Lower interest expense and improved earnings from affiliates contributed a combined $1.4 million to pre-tax income, or $0.07 per share, in the quarter when compared to the same period of 2002.

Commenting on the results, Dr. Donald E. Morel, Jr., West’s Chairman and Chief Executive Officer, said “The strong financial performance in the quarter, which would be notable at any time, is more so because it comes in the face of tremendous challenges, including the situation in Kinston, increased pension cost and the lower demand for clinical services. It is becoming very clear that our investments in capacity, efficiency and value-added products like Westar® were the right things to do and are paying off on the top and bottom lines. We are progressing well with plans for a long-term solution to the Kinston-related production issues and continue to make progress with the Drug Delivery technologies. Consistent with our earlier guidance, we believe that we will see sales growth of 7%-9% for the full year and 6%-8% at constant exchange rates for the remainder of 2003.”

Pharmaceutical Systems Division

Second quarter sales in the Company’s Pharmaceutical Systems Division increased 20% (9% of which was due to currency) to $125.2 million, compared to $104.3 million in the second quarter of 2002. The Division’s strong sales are attributed to higher throughput in its recently upgraded European facilities, and continued strong demand for pre-filled syringe components, biotechnology drug closures and the Company’s Westar® line of ready-to-sterilize components. The Division’s quarterly operating profit was $25.2 million, compared to $18.2 million in the 2002 quarter. Results in the quarter include increased production costs associated with the transfers of molding and compounding operations from the damaged Kinston facility to other U.S. and international plants, as well as additional freight, overtime and other costs associated with the Company’s manufacturing recovery plan. A substantial portion of these additional costs are subject to insurance coverage and the Company has therefore recorded, as a reduction of those additional costs, an estimated minimum business interruption insurance recovery of $2.6 million during the second quarter. Approximately 30% of the estimated recovery pertains to operating expenses incurred in the first quarter of 2003.

Drug Delivery Systems Division

Revenues in the Company’s Drug Delivery Systems Division were $1.2 million in the second quarter of 2003 compared to $2.2 million in the same period of 2002. The Division’s contract research unit continues to suffer from reduced demand and competition from full service clinical research organizations, offsetting modest improvement in the Division’s drug delivery technology revenue when compared to the 2002 period. The Division incurred a loss of $3.7 million in the second quarter of 2003, compared to a loss of $3.8 million in the 2002 quarter.

Update on Kinston, NC Loss

As previously disclosed, on January 29, 2003, a fire at the Company’s Kinston, NC plant resulted in six deaths, a number of injured personnel and substantial damage to the building, machinery, equipment and inventories. The damaged building housed both an automated compounding facility, where rubber materials were mixed for use at several U.S. molding operations, and a molding operation producing primarily medical device components. Investigations into the cause of the fire continue and are being conducted by the Company and governmental authorities.

West recently announced the acquisition and commencement of construction on a facility to replace the Kinston molding operation, which is expected to be fully operational by mid-2004. The Company is evaluating a number of alternatives for permanently replacing the compounding capacity lost in the accident.

In the interim, implementation of a manufacturing recovery plan has substantially restored production to pre-accident levels by increasing output at other facilities and by limited use of third party raw material compounding capacity. As a result, the Company believes that it has been able to satisfy customer demand without measurable interruption and does not believe that there will be any substantial, permanent loss of business due to the accident. However, additional production costs and capacity constraints associated with the interim production plans will continue until the damaged operations are replaced.

During the first six months of 2003, the Company has recognized $8.8 million of direct costs associated with the Kinston accident ($3.7 million in the second quarter), primarily for uninsured legal, investigational and environmental response costs. The Company believes that its liability insurance is adequate to cover the losses from expected litigation arising out of the incident.

About West Pharmaceutical Services

West Pharmaceutical Services, Inc. (NYSE: WST) is a global drug delivery technology company that applies proprietary materials science, formulation research and manufacturing innovation to advance the quality, therapeutic value, development speed and rapid market availability of pharmaceuticals, biologics, vaccines and consumer healthcare products. West is the world’s premier provider of standard-setting systems and device components for parenterally administered medicines and an emerging leader in the development of advanced formulation technologies for the transmucosal delivery of drugs. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

Certain statements contained in this Press Release that are not historical are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “expect,” “intend”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. The Company’s actual results may differ materially from those expressed in any forward looking statement and are dependent on a number of factors including, but not limited to: sales demand, timing of customers’ projects; successful development of proprietary drug delivery technologies and systems; regulatory, licensee and/or market acceptance of products based on those technologies; competitive pressures; the strength or weakness of the U.S. dollar; inflation; the cost of raw materials; the availability of credit facilities; and, statutory tax rates. With respect to the explosion and fire at the Company’s Kinston, NC plant, the following risks and uncertainties should also be taken into consideration: the timely replacement of production capacity; the adequacy and timing of insurance recoveries for property losses and/or liability to third parties and related costs; the ability of the Company to successfully shift production and compounding capacity to other plant sites in a timely manner, including the successful integration of experienced personnel to other production sites; the extent of uninsured costs for, among other things, legal and investigation services and incremental insurance; and regulatory approvals and customer acceptance of goods from alternate sites .

For the purpose of aiding comparisons of period results, reference is made in this press release and related commentary to financial results determined by excluding certain unusual or non-recurring items from each period and by re-measuring results of the most recent period by eliminating the effects of changes in foreign exchange rates. Those re-measured period results are not in conformance with United States generally accepted accounting principals (“GAAP”) and are “non-GAAP financial measures.” The non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures.

*** TABLES TO FOLLOW ***

                                                    WEST PHARMACEUTICAL SERVICES, INC.
                                                    CONSOLIDATED STATEMENTS OF INCOME
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Three Months Ended                 Six Months Ended
                                                     June 30, 2003    June 30, 2002      June 30, 2003     June 30, 2002
                                                     -------------   --------------      -------------     -------------
Net sales                                          $ 126,400  100%  $ 106,500  100%   $ 244,200  100%  $ 208,200   100%
Cost of goods and services sold                       85,000   67       75,800   71       166,400   68      146,700    70
---------------------------------------------------------------------------------------------------------------------------
      Gross profit                                    41,400   33       30,700   29        77,800   32       61,500    30
Selling, general and administrative expenses          26,800   21       21,500   20        51,200   21       41,800    20
Costs associated with plant explosion                  3,700    3            -    -         8,800    4            -     -
Other (income) expense, net                              100    -        (600)                500    -       (2,400)    1
--------------------------------------------------------------------------------------------------------------------------
      Operating profit                                10,800    9        9,800    9        17,300    7       22,100    11
Interest expense, net                                  1,700    2        2,500    2         3,600    1         4,900    3
--------------------------------------------------------------------------------------------------------------------------
      Income before income taxes                       9,100    7        7,300    7        13,700    6        17,200    8
Provision for income taxes                             2,900    2        2,200    2         4,200    2         6,000    3
--------------------------------------------------------------------------------------------------------------------------
      Income from consolidated operations              6,200    5%      5,100    5%       9.500    4%     11,200     5%
                                                               ----              ----               ----              ----
Equity in net income of affiliated companies             700               100              1,200               300
--------------------------------------------------------------       ----------         ----------        -----------
      Income from continuing operations                6,900             5,200             10,700            11,500
Discontinued operations, net of tax                        -               100                  -              (100)
--------------------------------------------------------------       ----------         ----------        -----------
      Net income                                   $   6,900         $   5,300          $  10,700         $  11,400
--------------------------------------------------------------       ----------         ----------        -----------
Net income per share:
--------------------------------------------------------------
      Basic
          Continuing operations                    $    0.48         $    0.36          $    0.74         $    0.80
          Discontinued operations                  $       -         $    0.01          $       -         $   (0.01)
-------------------------------------------------------------        ----------         ----------        -----------
                                                   $    0.48         $    0.37          $    0.74         $    0.79
      Assuming dilution
          Continuing operations                    $    0.48         $    0.36          $    0.74         $    0.80
          Discontinued operations                  $       -         $    0.01          $       -         $   (0.01)
--------------------------------------------------------------       ----------         ----------        -----------
                                                   $    0.48         $    0.37          $    0.74         $    0.79

---------------------------------------------------------------------------------------------------------------------
Average common shares outstanding                     14,483            14,430             14,481            14,398
---------------------------------------------------------------------------------------------------------------------
Average shares assuming dilution                      14,483            14,507             14,481            14,450
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                                                             ***MORE***

                                          WEST PHARMACEUTICAL SERVICES, INC.
                                            REPORTING SEGMENT INFORMATION

                                                    (in thousands)

                                               Three Months Ended        Six Months Ended
                                                    June 30                  June 30

Net Sales:                                      2003        2002         2003        2002
-------------------------------------------     ----        ----         ----        ----
Pharmaceutical Systems                      $ 125,200    $ 104,300    $ 241,400  $ 203,400
Drug Delivery Systems                           1,200        2,200        2,800      4,800
                                              -------      -------      -------    -------
    Consolidated Total                      $ 126,400    $ 106,500    $ 244,200  $ 208,200
                                              -------      -------      -------    -------
                                              -------      -------      -------    -------

                                                Three Months Ended       Six Months Ended
                                                     June 30                 June 30

Operating Profit (Loss):                        2003         2002          2003        2002
-------------------------------------------     ----         ----          ----        ----
Pharmaceutical Systems                      $  25,200    $  18,200     $ 46,100   $ 35,400
Drug Delivery Systems                          (3,700)      (3,800)      (7,200)    (6,300)
Corporate costs                                (5,100)      (5,300)      (9,600)   (10,100)
Pension income (expense)                       (1,900)         700       (3,200)     1,400
Costs associated with plant explosion          (3,700)           -       (8,800)         -
Foreign exchange gain                               -            -            -      1,700
                                              -------      -------      -------    -------
    Consolidated Total                      $  10,800    $   9,800    $  17,300   $ 22,100
                                              -------      -------      -------    -------
                                              -------      -------      -------    -------

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                                               WEST PHARMACEUTICAL SERVICES INC.
                                         RECONCILIATION OF GAAP TO PRO FORMA NET INCOME
                                                     AND EARNINGS PER SHARE
                                          (dollars in millions, except per share data)

                                   Three Months Ended                          Six Months Ended
                            June 30, 2003       June 30, 2002          June 30, 2003      June 30, 2002
                          Net     Earnings     Net      Earnings     Net    Earnings    Net     Earnings
                         income   per share   income    per share   income  per share  income   per share
                         ----------------------------------------   --------------------------------------
Net Income, GAAP          $6.9      $0.48      $5.3      $0.37      $10.7     $0.74     $11.4      $0.79

Costs associated
with plant explosion       2.5       0.17         -         -         5.8      0.40        -          -

Foreign exchange
gain in Argentina            -         -          -         -          -         -       (0.8)     (0.05)

Discontinued
operations                   -         -       (0.1)     (0.01)        -         -        0.1       0.01
                          ---------------------------------------   --------------------------------------
Net income, pro
forma                     $9.4      $0.65      $5.2      $0.36      $16.5     $1.14     $10.7      $0.75
                          ---------------------------------------   --------------------------------------
                          ---------------------------------------   --------------------------------------

The Company believes that the comparison of period-to-period results of its ongoing business operations is aided by excluding the costs associated with the plant explosion in 2003 and the foreign exchange gain in Argentina and discontinued operations in 2002.

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